SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-12

                        First Financial Bankshares, Inc.
                (Name of Registrant As Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

          1)   Title of each class of securities to which transaction applies:
               ___________

          2)   Aggregate number of securities to which transaction applies:_____
               ___________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               $___________

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          5)   Total fee paid: $___________

[ ]      Fee paid previously with preliminary materials:  $_____________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid: $_____________
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         3) Filing Party: _____________________________________________
         4) Date Filed: __________________________

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  325.627.7155


                NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 26, 2005

To our shareholders:

     We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 26, 2005, for the following purposes:

     (1)  To elect 14 directors;

     (2) To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2005;

     (3) To act on such other business as may properly come before the annual meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 15, 2005, are entitled to notice of and to vote at the annual meeting or any continuation of the meeting if it is adjourned.

     We have included, along with this notice and proxy statement, our 2004 annual report, which describes our activities during 2004, and our Form 10-K for the year ended December 31, 2004. The annual report and Form 10-K do not form any part of the material for solicitation of proxies.

     We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before your proxy is voted. Alternatively, if you submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting. If you plan to attend the annual meeting and luncheon, we request that you confirm your attendance by calling 325.627.7155.


                                       By order of the Board of Directors,



                                       KENNETH T. MURPHY, Chairman

March 25, 2005

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  325.627.7155

                                 PROXY STATEMENT

                       2005 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 26, 2005


                                  INTRODUCTION

     Your board of directors hereby solicits your proxy for use at the 2005 annual meeting of our shareholders and any continuation of this meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 26, 2005.

     Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

     We mailed this proxy statement and the accompanying proxy card on March 25, 2005. The date of this proxy statement is March 25, 2005.

                              VOTING OF SECURITIES

Record Date

     Your board of directors has established the close of business on March 15, 2005, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 15,515,979 shares of our common stock outstanding.

Quorum

     In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. You may only vote if you hold your shares directly in your name. If your shares are held in "street name" by your broker, your broker will send you instructions on how you can instruct your broker to vote your shares. Your broker generally cannot vote your shares on non-routine matters without instructions from you. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at our annual meeting. A "broker non-vote" occurs when a broker or nominee votes on some matters on the proxy card but not others because he does not have authority to do so from the beneficial owner of the underlying shares.

Required Vote

     The affirmative vote of a plurality of the shares cast at the annual meeting is required to elect a nominee for director. The affirmative vote of a majority of shares entitled to vote is required to approve the ratification of Ernst & Young LLP as our independent accountants or any other matter that may come before the meeting. If you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholding will have no effect. However, as to other matters, your abstention or withholding authority will have the effect of a vote against such matters because approval is premised on the affirmative vote of a majority of all shares entitled to vote. Broker non-votes will have no effect on the outcome of director elections, but will count as negative votes for all other matters.

Shareholder List

     A list of shareholders entitled to vote at the annual meeting, which will show each shareholder's address and the number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 25, 2005, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

                    SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

     We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers any extra compensation for participating in this solicitation.

Proxies and Revocation

     Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the board of directors' recommendations, which are contained in this proxy statement. Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

     Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the annual meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General

     Your board of directors currently consists of 14 directors. At the annual meeting, 14 directors are to be elected, each for a term of one year. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. While our bylaws fix the number of directors at a number not less than three nor more than 30, the board of directors has fixed the number of directors at 14. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by your board of directors.

     Under Nasdaq rules, a majority of your board of directors must be comprised of independent directors. The board has determined that each director except Messrs. Dueser, Murphy and Parker is independent under applicable Nasdaq rules.

Nominees

     The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 1, 2005, are set forth in the following table, except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her:


                                                                                     Shares of
                                                                                     Bankshares      Percent
                                      Years as     Principal Occupation             Beneficially     of Shares
Name                           Age   Director(1)   During Last Five Years              Owned        Outstanding
----                           ---   ----------    ----------------------          -------------    -----------
Joseph E. Canon                 62         9       Executive Director,                 8,885           0.06%
                                                     Dodge Jones Foundation, a
                                                     private charitable foundation

Mac A. Coalson                  65         9       Real Estate and Ranching          166,596           1.07%

David Copeland                  49         7       President, Shelton Family          85,412 (2)       0.55%
                                                     Foundation, a private
                                                     charitable foundation

F. Scott Dueser**               51        14       See "Executive Officers" on       181,589 (3)(4)    1.17%
                                                     page 6

Derrell E. Johnson              65         5       President, American Council        30,000           0.19%
                                                     of Engineering Companies
                                                     Life Health Trust

Kade L. Matthews                46         7       Ranching and Investments          142,216           0.92%

Raymond A. McDaniel, Jr.        71        13       Investments                        68,452 (5)       0.44%

Bynum Miers                     68        13       Ranching                           42,827 (6)       0.28%

Kenneth T. Murphy               67        34       See "Executive Officers" on       118,856           0.77%
                                                     page 6
James M. Parker**               74        33       President, Parker                 546,981 (7)       3.53%
                                                     Properties, Inc.

Jack D. Ramsey, M.D.            74         8       Physician                         155,732           1.00%

Dian Graves Stai                64        12       Investments                        54,445           0.35%

F. L. Stephens                  66         7       Retired Chairman and Chief         41,750           0.27%
                                                     Executive Officer, Town &
                                                     Country Food Stores, Inc.

Johnny E. Trotter               53         2       Ranching, Farming and Cattle       58,996           0.38%
                                                     Feeding

Shares beneficially owned by all executive officers and directors*                 1,726,293 (4)      11.13%


* See "Security Ownership of Certain Beneficial Owners and Management."
** Mr.  Dueser is the son-in-law of Mr. Parker.
(1) The years indicated are the approximate number of years each person has continuously served as a director, or, prior thereto, of First National Bank of Abilene, which became our wholly-owned subsidiary in April 1973, when all the then directors of First National Bank of Abilene became our directors.
(2) Includes 77,411 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership. Mr. Copeland is also a director of Harte-Hanks, Inc.
(3) Includes 781 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2005. Also includes 30,274 shares owned by his wife of which he disclaims beneficial ownership.
(4) Includes shares indirectly owned as of February 1, 2005 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser - 16,914 and all executive officers and directors as a group - 22,277.
(5)  Includes 2,475 shares of our common stock owned by Mr.  McDaniel's  spouse.
(6)  Includes 6,700 shares of our common stock owned by Mr. Miers' spouse.
(7) Includes 200,702 shares of our common stock for which Mr. Parker serves as trustee.

                      THE BOARD OF DIRECTORS RECOMMENDS YOU
               VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The audit committee of your board of directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2005 and to serve until the next annual meeting in April 2006. Ernst & Young LLP has served as the Company's independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. Your board of directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our articles of incorporation, bylaws or otherwise. Nevertheless, your board of directors is submitting this matter to the shareholders as what we believe is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our audit committee. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
                     INDEPENDENT AUDITORS FOR THE YEAR 2005

Executive Officers

     Set forth in the following table are our executive officers, and the shares of our common stock beneficially owned by each of them as of February 1, 2005, except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds:


                                                    Years                                  Shares of
                                                    Served                                 Bankshares      Percent of
                                                   in Such    Principal Occupation        Beneficially       Shares
Name                     Age   Office               Office    During Past 5 Years            Owned         Outstanding
----                     ---   ------               ------    -------------------           -------        -----------
Kenneth T. Murphy        67    Chairman               18      Chairman, First Financial     118,856            0.77%
                                                              Bankshares, Inc.;
                                                              Chairman, President and
                                                              Chief Executive Officer,
                                                              First Financial
                                                              Bankshares, Inc.
                                                              (1986-2000); Chairman,
                                                              First National Bank of
                                                              Abilene* (1993-2000)

F. Scott Dueser          51    President and           4      President and Chief           181,589 (1)(2)     1.17%
                               Chief Executive                Executive Officer of
                               Officer                        First Financial
                                                              Bankshares, Inc.;
                                                              Chairman, First National
                                                              Bank of Abilene*;
                                                              President and Chief
                                                              Executive Officer, First
                                                              National Bank of Abilene*
                                                              (1991-2001); Executive
                                                              Vice President of First
                                                              Financial Bankshares,
                                                              Inc. (1999-2001)

J. Bruce Hildebrand      49    Executive Vice          2      Executive Vice President        1,845 (1)        0.01%
                               President and                  and Chief Financial
                               Chief Financial                Officer of First
                               Officer                        Financial Bankshares,
                                                              Inc.; Partner, KPMG LLP
                                                              (1990-2002)

Gary L. Webb             47    Executive Vice          2      Executive Vice President        1,199 (1)        0.01%
                               President                      of First Financial
                                                              Bankshares, Inc.;
                                                              Managing Partner,
                                                              BearingPoint (2002);
                                                              Partner, Arthur Andersen
                                                              (2001-2002); Senior
                                                              Manager, Arthur Andersen
                                                              (1998-2001)

Robert S. Patterson      64    Senior Vice            11      Senior Vice President of       15,238 (1)(3)     0.10%
                               President                      First Financial
                                                              Bankshares, Inc.


*A bank subsidiary.
(1) Includes shares indirectly owned as of February 1, 2005 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser - 16,914, Mr. Hildebrand - 212, Mr. Patterson - 2,999, and Mr. Webb - 129.
(2) Includes 3,099 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2005. Also includes 28,541 shares owned by his wife of which he disclaims beneficial ownership.
(3) Includes 4,350 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2005.

                                   MANAGEMENT

     Amounts and prices related to shares of our common stock have been adjusted to give effect to all stock splits and stock dividends.

Executive Compensation

     The following table provides individual compensation information on our chief executive officer and our most highly compensated executive officers during 2004 whose total annual salary and bonus was in excess of $100,000.

                           Summary Compensation Table


                                                                                        Long Term
                                                                                      Compensation
                                                                   Annual                Awards
                                                                Compensation       ------------------------     All Other
                                                                ------------           Securities             Compensation
 Name and Principal Position                        Year    Salary ($)  Bonus ($)  Underlying Options(#)(1)     ($)(2)
 ---------------------------                        ----    --------------------   ------------------------ -----------------
Kenneth T. Murphy, Chairman of the Board
     First Financial Bankshares, Inc.               2004            -          -             -                   $234,990 (3)
                                                    2003            -          -             -                    345,514 (3)
                                                    2002     $351,635          -             -                     24,445 (2)


F. Scott Dueser, President and Chief                2004      356,000    $19,758             -                     33,454 (2)
   Executive Officer                                2003      356,000          -         4,375                     14,659 (2)
     First Financial Bankshares, Inc.               2002      336,000     45,423             -                     28,647 (2)


J. Bruce Hildebrand, Executive Vice President       2004      212,000     11,766             -                     33,454 (2)
   and Chief Financial Officer                      2003      200,000          -         2,500                     13,459 (2)
    First Financial Bankshares, Inc.                2002       16,667          -             -                          -


Gary L. Webb, Executive Vice President              2004      208,000     11,544             -                     32,164 (2)
    First Financial Bankshares, Inc.                2003      166,667     15,000         2,500                          -
                                                    2002            -          -             -                          -


Robert S. Patterson, Senior Vice President          2004      165,000      9,158             -                     20,959 (2)
    First Financial Bankshares, Inc.                2003      158,333          -         1,875                     12,682 (2)
                                                    2002      154,167          -             -                     20,916 (2)


(1)  Adjusted for stock splits and stock dividends.
(2) Represents the contributions we made to our profit sharing plan for the benefit of such officer and country club dues.
(3) Represents amount paid under his consulting agreement, pension plan and deferred compensation agreement.

Note:Amounts have been reported solely in compliance with applicable SEC regulations, and may not accurately reflect wages or other compensation under applicable IRS regulations.

     We also provide liability insurance for all of our directors and officers at an annual cost of approximately $203,000 and have contractual indemnification arrangements with directors and select officers which may, under certain circumstance, require us to compensate them for costs and liabilities incurred in actions brought against them while acting in their official capacities for the Company.

     The following table sets forth certain information concerning options exercised during the last fiscal year by the named executive officers.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                             Number of Securities           Value of Unexercised
                                                           Underlying Unexercised          In-the-Money Options
                             Shares                     Options at Fiscal Year End (#)     at Fiscal Year End ($)(1)
                            Acquired on      Value      ------------------------------  ----------------------------
Name                       Exercise (#)   Realized ($)  Exercisable   Unexercisable      Exercisable   Unexercisable
----                       ------------   ------------  -----------   -------------      -----------   -------------
Kenneth T. Murphy                  -      $         -           -              -         $      -      $         -

F. Scott Dueser                3,099           81,987           -          5,938                -          105,324

J. Bruce Hildebrand                -                -           -          2,500                -           35,025

Robert S. Patterson              200            5,452       3,975          2,625          110,616           47,096

Gary L. Webb                       -                -           -          2,500                -           35,025


(1) Based upon the closing price per share of our common stock of $44.81 on December 31, 2004.


     Stock options were issued to Mr. Dueser, Mr. Hildebrand, Mr. Patterson and Mr. Webb in January 2005, totaling 4,000, 2,000, 1,500 and 2,000 shares, respectively. These amounts are not included in the above table.

Compensation pursuant to Employee Benefit Plans

General

     We have both a defined benefit pension plan and a profit sharing plan. An employee is eligible to become a participant in the profit sharing plan on the January 1 coincident with or immediately following the date his employment begins. The pension plan was frozen effective January 1, 2004 and new employees hired after that date are not eligible to participate in the plan. See changes made to these plans described below. With our subsidiary banks, we adopted a flexible spending account benefit plan for all employees that became effective in 1988. First Financial Bank, National Association, Cleburne, adopted these plans effective in 1991. First Financial Bank, National Association, Stephenville adopted these plans effective in 1993. San Angelo National Bank adopted the pension and flexible spending account benefit plan effective in 1994 and profit sharing plan effective in 1995. Weatherford National Bank adopted these plans effective in 1996. First Financial Bank, National Association,
Southlake, adopted all benefit plans effective in 1998. City National Bank adopted all benefit plans effective in 2002. First Technology Services, Inc. and First Financial Trust & Asset Management Company, National Association, adopted all benefit plans effective in 2003.

Profit Sharing Plan

     We, and each of our subsidiaries that participates in the profit sharing plan, determine on an annual basis the contribution that it will make to the profit sharing plan from such employer's operating profits. Contributions under the profit sharing plan are administered by the Compensation Committee. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan which allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a safe harbor Company match equal to 100% of each Participant's deferral contributions not exceeding 3% of the participant's compensation, plus 50% of each participant's deferral contributions in excess of 3% but not in excess of 5% of the participant's compensation. Prior to January 1, 2004, the plan did not include a mandatory Company match but did provide a safe harbor profit sharing contribution equal to 3% of the qualifying participant's compensation. Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer's annual contribution is allocated among the accounts of the active plan participants employed by such employer, in the ratio that each participant's compensation bears to the total compensation of all participants of such employer. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant's benefit to a maximum of $205,000. Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $41,000.

     Effective July 1, 2003, we added an employee stock ownership plan (ESOP) feature to our profit sharing plan. Shares of our common stock held by the profit sharing plan were allocated to participants generally based on the ratio that each participant's balance bears to the total balances in the profit sharing plan. Participants are given the option to receive cash dividends on these shares in cash or reinvest the dividends in additional shares.

     The profit sharing plan provides for benefits to vest in graduated percentages for the first six years of participation, with benefits being fully vested after seven years of credited service except for amounts contributed to an employee's account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee's benefit at normal retirement will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account are distributed to him.

     Effective January 2005, the Company adopted a "make whole" program whereby executives whose Company contributions to the profit sharing plan and employer match under the 401(k) feature were limited due to Internal Revenue Service limitations will now have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. For 2005, the maximum additional contribution that may be made for Mr. Dueser would approximate $33,000 and for Mr. Hildebrand would approximate $3,000.

Pension Plan

     The pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. "Average compensation" is the average compensation during the 10 years immediately preceding the date of determination. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits accrue under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.

     The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. Our contributions to the pension plan, including those of our participating subsidiary banks, have been $754,416 in 2000; $742,923 in 2001; $726,989 in 2002; and $1,038,031 in
2003. No contribution was made in 2004.

     The following table illustrates estimated retirement benefits under the pension plan for persons in specified remuneration and years of service categories, which benefits are payable annually for life (but in no event less than 10 years). The benefits listed in the table below are not subject to any deduction for social security or other offset amounts. This table does not reflect any benefit that a participant may have accrued at December 31, 1988.

                               PENSION PLAN TABLE


                                         Years of Service
                     ----------------------------------------------------------
 Remuneration            15          20          25          30          35
 ------------        ----------  ----------  ----------  ----------  ----------
 $   25,000          $   4,688   $   6,250   $   7,813   $   9,375   $  10,938
     50,000              9,375      12,500      15,625      18,750      21,875
     75,000             14,063      18,750      23,438      28,125      32,813
    100,000             18,750      25,000      31,250      37,500      43,750
    125,000             23,438      31,250      39,063      46,875      54,688
    150,000             28,125      37,500      46,875      56,250      65,625
    175,000             32,813      43,750      54,688      65,625      76,563
    200,000             37,500      50,000      62,500      75,000      87,500

     As of December 31, 2002, Mr. Murphy was credited with 32 years of service, at which time he began receiving payments under the pension plan. As of December 31, 2003, Mr. Dueser was credited with 27 years of service, Mr. Hildebrand was credited with one year of service and Mr. Patterson was credited with nine years of service. The covered compensation of Mr. Dueser and Mr. Hildebrand during 2003 was $200,000, and for Mr. Patterson was $158,333. The maximum covered compensation was $200,000 in 2003. Mr. Webb began employment in March 2003 and was not credited with any years of service. As the pension plan was frozen effective January 1, 2004, no additional years of service accrued from that date.

Flexible Spending Account Benefit Plan

     With our subsidiaries, we have a flexible spending account benefit plan. An employee is eligible to become a participant in this plan on the first day of the month following completion of two months of service. The flexible spending account benefit plan allows each participant to redirect a portion of his/her salary, before taxes, to pay certain medical and/or dependent care expenses.

Deferred Compensation Agreement

     In 1992, your board of directors approved a deferred compensation agreement, which was amended in 1995, between Mr. Murphy and us. We entered into this agreement in recognition of Mr. Murphy's contribution to our success and as an inducement to him to remain, subject to the discretion of your board of directors, in our employ. This agreement provided that, following his retirement in December 2002, we would pay him, or his beneficiary, the sum of $8,750 per month for a period of 84 months. The monthly amount was considered to be an appropriate level of supplemental income to partially offset Mr. Murphy's reduction in personal income following retirement and was based on an analysis of the difference in projected final year compensation and retirement compensation. Effective January 1, 2003, Mr. Murphy began receiving monthly payments of $8,750 as provided under the terms of this agreement through December 1, 2009.

Executive Recognition Plan

     In April 1996, our outside directors, who constituted a majority of your board of directors, unanimously approved an executive recognition plan. This plan enables us, upon approval of the compensation committee, to offer our key executive officers and those of our subsidiaries an executive recognition agreement. Mr. Dueser, Mr. Hildebrand, Mr. Patterson, Mr. Webb and our other senior officers have entered into executive recognition agreements with us. Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control (as defined in the executive recognition agreements), his employment with us or our subsidiaries is terminated by us or the subsidiary bank for any reason other than for cause (as defined in the executive recognition agreements) (except for terminations as a result of the officer's death, disability or retirement (as such terms are defined in the executive recognition agreements)) or by the executive officer for good reason (as defined in the executive recognition agreements). Such severance benefits provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination and, for two years following the date of termination, the continuation of all medical, life and disability benefit plans covering the officer at no cost to the officer. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 200%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code.

     Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control.

Stock Option Plan

     At the 2002 annual meeting of shareholders, our 2002 incentive stock option plan was approved and adopted. The purposes of the stock option plan are to attract and retain key employees and to encourage employee performance by providing them with a proprietary interest in us through the granting of stock options. The maximum aggregate number of shares of our common stock that may be issued under the 2002 incentive stock option plan is 625,000 subject to adjustment for stock dividends and similar events. The stock option plan is administered by our compensation committee. Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. In May 2003, 71,560 stock options were issued to certain of our officers under the 2002 incentive stock option plan. In January 2005, 75,800 stock options were issued to certain officers under the 2002 incentive stock option plan.

     Our 1992 incentive stock plan expired in 2002 and no additional options may be granted under this plan. Options totaling 54,503 are exercisable as of December 31, 2004, under the 1992 incentive stock option plan and will be exercisable through 2012 under the terms of the plan.

Consulting Agreement

     Effective January 1, 2003, we entered into a consulting agreement with Mr. Murphy whereby Mr. Murphy provided various services to us and our subsidiaries with respect to strategic planning and potential acquisitions among other things. The term of the agreement was one year and compensation payable was $14,583 per month. The agreement was renewed for one year effective January 1, 2004, under similar terms except the monthly compensation was reduced to $8,333 per month. The agreement was again renewed for one year effective January 1, 2005, under similar terms except the monthly compensation was reduced to $5,000 per month.

Meetings of the Board of Directors

     Your board of directors has four regularly scheduled meetings each year. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which such director served.

     Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. For example, 100% of the directors attended the 2004 annual meeting of shareholders.

Committees of the Board of Directors

     Your board of directors has four committees. The functions and current members of each committee are as follows:

     Executive Committee. The executive committee acts for your board of directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Coalson, Copeland, Dueser, McDaniel, Murphy, Parker, Ramsey and Stephens. The Executive Committee met four times during 2004.

     Nominating Committee. The nominating committee was formed in 2004 to follow the guidelines of the nominating committee charter that was approved by the executive committee of your board of directors. Among other things, the nominating committee selects and recommends director candidates to the board of directors. The nominating committee members are Messrs. Coalson, Copeland, McDaniel, Ramsey and Stephens. All current directors are being nominated for election as directors for 2005. During 2004, the committee met one time.

     Historically, our goal has been to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience to provide sound and prudent guidance with respect to our operations and interests. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of all of our shareholders. It is also our policy that at all times at least a majority of your board of directors meets the independence standards promulgated by Nasdaq and the SEC. We also require board members to be able to dedicate sufficient time and resources to ensure diligent performance of their duties, including attending board and applicable committee meetings. The committee has also generally considered factors such as:

     o representation of a major business, profession, industry or segment of the economy;

     o our needs with respect to the particular talents and experience of our directors;

     o the knowledge, skills and experience of nominees, particularly with respect to the community banking business in North Central and West Texas;

     o a nominee's experience with accounting rules and practices, finance, management and leadership opportunities;

     o leader in the community and possession of an appreciation of the relationship of our banking business to the communities we serve; and

     o other requirements that may be imposed by the bank regulatory agencies.

     Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees. Based on the age limitations, Messrs. Parker and McDaniel and Dr. Ramsey will not be eligible to stand for reelection in 2006.

     We expect that the nominating committee will identify nominees by first evaluating the current members of your board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating committee or the board decides not to re-nominate a member for re-election, we anticipate that the nominating committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

     The nominating committee will consider qualified director candidates recommended by shareholders. To date, no shareholder has ever made such a recommendation. For the 2006 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to Dr. Jack Ramsey, Chairman of the Nominating Committee, at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 90 days in advance of the annual meeting, including the nominee's resume, qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

     Audit Committee. The audit committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Copeland, Johnson, McDaniel, Miers and Trotter. We believe that each member of the audit committee is independent under The Nasdaq National Market listing standards. During 2004, the audit committee met four times. The board of directors has determined that it believes all audit committee members are financially literate under the current listing standards of Nasdaq. The board also determined that it believes Mr. Copeland qualifies as an "audit committee financial expert" as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

     Compensation Committee. The compensation committee is responsible for compensation matters for the Company as well as administering our profit sharing, pension and flexible spending plans and overseeing our incentive stock option plan for key employees. The current members are Mrs. Stai, Dr. Ramsey, Messrs. Canon, Coalson, Matthews and Stephens. The committee met four times during 2004.

Director Compensation

     Directors who are our executive officers or employees receive no compensation as such for service as members of either the board of directors or committees thereof. Directors who are not our officers receive $2,000 for each board meeting attended. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended.

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the compensation committee was, during 2004, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, committee member Mr. Coalson maintained loans from subsidiaries during 2004. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or director of another entity, one of whose executive officers served as a member of our board of directors.

Corporate Governance

     We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. During the past year, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq National Market and the bank regulatory guidelines. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our audit and nominating committees, are available at www.ffin.com under the "Corporate Governance" caption.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The compensation committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the named executive officers listed on the Summary Compensation Table appearing on page 6, and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the compensation committee is also subject to approval by the entire board of directors. The compensation committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The committee has retained an independent consultant, from time to time, to assist the Committee in fulfilling its responsibilities.

     The compensation committee's philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. It is also the compensation committee's practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to align the short- and long-term interests of the Company's executives with that of its shareholders and to encourage executives to act as equity owners of the Company.

     The compensation committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential long-term rewards under the Company's long-term incentive programs (including our profit sharing, pension, flexible spending and incentive stock option plans). It is the committee's practice to provide incentives that promote both the short- and long-term financial objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual bonuses, while long-term incentive programs encourage executives to focus on the Company's long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth, return on assets, and creation of shareholder value. The Company's compensation program also accounts for individual performance, which enables the compensation committee to differentiate among executives and emphasize the link between personal performance and compensation.

     The compensation committee compares the Company's senior management compensation levels with those of a group of peer companies and competitors. The committee periodically reviews the effectiveness and competitiveness of the Company's executive compensation structure with the assistance of its independent consultant. This consultant is engaged by, and reports directly to, the committee.

     The key elements of executive compensation are base salary, profit sharing contributions, and incentive stock options. In setting Mr. Dueser's base salary and eligibility for stock options, the compensation committee considered, among other things:

     o the scope of the Chief Executive Officer's responsibilities and experience;

     o    base salary compared to several compensation surveys;

     o the overall performance of the Company and a subjective evaluation of Mr. Dueser's contribution to its overall success; and

     o    tenure with the Company.

     Mr. Dueser's compensation program also includes a bonus plan that calls for Mr. Dueser to receive a cash bonus based on a sliding scale. The scale considers net income growth times the Company's return on average assets. Applying this methodology, Mr. Dueser received a bonus of $19,758 for 2004. The maximum to be earned approximated $64,000 and the minimum amount was zero.

     The annual base salaries, bonuses and stock option grants for the other named executive officers and subsidiary bank presidents and senior officers are adjusted annually by the committee. The compensation committee considers the following factors when approving annual base salaries, bonuses and eligibility for stock options:

     o    attainment of planned goals and objectives;

     o scope of responsibility (asset size of subsidiary bank and/or degree of influence on our profitability and operations);

     o    tenure with the Company;

     o    evaluation input from subsidiary directors; and

     o relationship of base salary to the base salaries of other members of the executive officer group.

     During the course of the year, the compensation committee has at various times reviewed the different components of the Chief Executive Officer and the named executive officers' compensation, including salary, bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, payout obligations under the Company's new non-qualified "make whole" program, the actual projected payout obligations under the Company's pension plan and under potential change-in-control scenarios. Based on this review, the committee has found the Chief Executive Officer's and named executive officers' total compensation in the aggregate to be reasonable and not excessive.

     The committee believes that the relative difference between the Chief Executive Officer's compensation and the compensation of the Company's other executives has not increased significantly over the years. The comparisons in the Company's internal pay equity study go back to the early 1980's and the percentage differences are not significantly different today from then. Over the period reviewed, the Chief Executive Officer's total compensation has generally been in the range of 1.5 to 2 times the compensation of the next highest paid executive officer.

     Section 162(m) of the Internal Revenue Code generally limits the annual corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion. The compensation committee continues to review the impact of this tax provision on our incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million.

                                                  COMPENSATION COMMITTEE


                                                  F. L. Stephens, Chairman
                                                  Joseph E. Canon
                                                  Mac A. Coalson
                                                  Kade L. Matthews
                                                  Jack D. Ramsey, M.D.
                                                  Dian Graves Stai

                          REPORT OF THE AUDIT COMMITTEE

     The audit committee oversees our financial reporting process on behalf of your board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 4200 of the National Association of Securities Dealers' listing standards, reviewed and discussed the audited financial statements in the Annual Report with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with Ernst & Young LLP, our independent auditors for 2004, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board. The Committee also discussed with the independent auditors their audit of management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the company, including the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence. The audit committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 concerning the independence of the independent auditors.

     The committee discussed with our independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held four meetings during the year ended December 31, 2004.

     The committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The committee's oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the committee's considerations and discussions with management and the independent auditors do not ensure that our company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company's financial statements has been carried out in accordance with generally accepted auditing standards or that our company's independent accountants are in fact independent.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the executive committee of the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. Acting on behalf of the board of directors, the executive committee approved the audit committee's recommendation. Your board of directors has adopted a charter for the audit committee, a copy of which is filed as an appendix to this definitive proxy statement filed with the Securities and Exchange Commission. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the SEC.

                                                  AUDIT COMMITTEE


                                                  David Copeland, Chairman
                                                  Raymond A. McDaniel, Jr.
                                                  Bynum Miers
                                                  Derrell E. Johnson
                                                  Johnny E. Trotter

PERFORMANCE GRAPH

     The following performance graph compares cumulative total shareholder return for our common stock, the S&P 500 Index, the Russell 3000 Index, and the SNL Banks Index, which is a banking index prepared by SNL Financial and is comprised of banks with $1 billion to $5 billion in total assets, for a five-year period (December 31, 1999 to December 31, 2004). The performance graph assumes $100 invested in our common stock at its closing price on December 31, 1999, and in each of the S&P 500 Index, the Russell 3000 Index and the SNL Banks Index on the same date. The performance graph also assumes the reinvestment of all dividends. The dates on the performance graph represent the last trading day of each year indicated. The amounts noted on the performance graph have been adjusted to give effect to all stock splits and stock dividends. The Russell
3000 Index has been added to the Company's Performance Graph for 2004 in anticipation of replacing the S&P 500 Index in the future.

                           Corporate Performance Chart

[GRAPHIC OMITTED]



                                                                      Year Ended
                                         ----------------------------------------------------------------------
Index                                      12/31/99   12/31/00    12/31/01   12/31/02    12/31/03   12/31/04
---------------------------------------------------------------------------------------------------------------
First Financial Bankshares, Inc.            100.00     106.87      133.18     174.38      244.01     274.73
S&P 500 *                                   100.00      91.20       80.42      62.64       80.62      89.47
Russell 3000                                100.00      92.54       81.94      64.29       84.25      94.32
SNL $1B-$5B Bank Index                      100.00     113.48      137.88     159.16      216.44     267.12


*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, the University of Chicago 2005. Used with permission. All rights reserved. crsp.com.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of February 1, 2005, we were not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of our common stock. However, as of February 1, 2005, First Financial Trust & Asset Management Company, National Association held of record in various fiduciary capacities an aggregate of 2,625,012 shares of our common stock. Of the total shares held, First Financial Trust & Asset Management Company, National Association had sole power to vote 1,305,824 shares (8.42%), shared with others the power to vote 46,357 shares (0.30%) and had no authority to vote 1,272,831 shares (8.21%). All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The board of directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares. See "Proposal 1--Election of Directors--Nominees" and "--Executive Officers" for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 1, 2005. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 1,726,293 shares of our common stock, or 11.13%, as of February 1, 2005.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The Securities and Exchange Commission's rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2004 on a timely basis with the following exceptions: Mr. McDaniel filed a Form 4 in 2004 and 2005 to amend previously filed reports and Messrs. Parker (1 report - 3 transactions), Canon (2 reports - 3 transactions), Patterson (1 report - 1 transaction), Matthews (1 report - 1 transaction), Ramsey (2 reports - 5 transactions) and Murphy (1 report - 2 transactions) filed Forms 4 during 2004 and 2005 past the required two-business day deadline.

     During the last year, the Company conducted a review of its Section 16 reporting process to determine whether transactions in the Company's stock were timely reported and to evaluate proper reporting of all beneficial holdings. Mr. McDaniel's amendment was filed to correct a mathematical error in calculating the number of shares held after giving effect to the 2003 stock split. As disclosed above, the review also revealed transactions that were not timely reported and, as these transactions were identified, the Company undertook to file corrected forms throughout the year. In most of these cases there was no purchase or sale involved, but rather non-market transactions such as gifts, interfamily transfers and distributions from employee benefit plans and deferred directors' compensation plans. The Company is in the process of developing new reporting procedures with the objective of improving compliance on an ongoing basis.

                              INDEPENDENT AUDITORS

     We retained Ernst & Young LLP to serve as our independent auditors for 2004, 2003 and 2002.

     The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young, LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls (2004), follows:

                                                  Year ended December 31,
                                                  -----------------------
                                             2004                        2003
                                             ----                        ----
         Audit Fees                        $302,000                    $191,878
         Audit Related Fees                   8,458                       1,495
         Tax Fees                             None                        None
         All Other Fees                       None                        None


     Audit-related fees for 2004 totaling $8,458 related to research assistance related to new accounting pronouncements, and purchase accounting inquiries in addition to issuance of a consent related to the Company's registration statement on Form S-8 filed in April 2004. Audit-related fees for 2003 totaling $1,495 were for research regarding the accounting treatment of termination of contract regarding a proposed acquisition.

     Our audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to its Chairman to approve permitted services provided that the Chairman reports any decisions to the committee at its next scheduled meeting.

                        INTEREST IN CERTAIN TRANSACTIONS

     As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, have been classified or disclosed as nonaccrual, past due, restructured or potential problems.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings "Executive Committee Report on Executive Compensation," "Report of the Audit Committee" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to:

     o    general economic conditions;

     o    legislative and regulatory actions and reforms;

     o competition from other financial institutions and financial holding companies;

     o the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

     o    changes in the demand for loans;

     o    fluctuations in value of collateral and loan reserves;

     o    inflation, interest rate, market and monetary fluctuations;

     o    changes in consumer spending, borrowing and savings habits;

     o    our ability to attract deposits;

     o consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

     o    acquisitions and integration of acquired businesses.

     Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     To be considered for inclusion in our proxy statement for the 2006 annual meeting, shareholder proposals must be received at our principal executive offices no later than December 1, 2005. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2006 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after February 14, 2006, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

                                       By Order of the Board of Directors,



                                       KENNETH T. MURPHY, Chairman

March 25, 2005